Blue Heron Venture Fund, Ltd.                                       Exhibit 10.1
Nassau, New Providence, The Bahamas

February 9th, 1999

Attention: Mr. Steve Berry
CyPost Corporation

Suite #101
260 West Esplanade
North Vancouver, B.C.

            Re: Debt Financing for CyPost Corp.

Dear Steve,

Thank you so very much for the information and overview of CyPost. I am quite sure that the results of your efforts will be of great benefit to all the shareholders, including the fund.

Further to our discussions this week I wish to offer the following terms with regards to the one million dollar U.S. funding:

1)    CyPost will provide the lender with a promissory demand note

2)    the note will bear interest at 8% payable on demand

3)    CyPost will agree to the lender's demands to waive presentment of payment

4)    the debt may be converted into equity, (at $1.00 U.S.) to 1,000,000 common shares of CyPost Corporation upon demand of the lender. In doing so the lender waives any interest owed on said notes

5) CyPost will provide a copy of a board resolution acknowledging the promissory note and the conditions set forth

If these terms are agreeable to you then please sign below and return the original to me. Upon receipt of this signed letter you may at any time, in writing or by verbal request draw up to U.S. $1,000,000.00 from the Blue Heron Venture Fund.

Signed,

Kelly Shane Montalban
Monet Management
Blue Heron Venture Fund

Steve Berry

CEO

CyPost Corporation